UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

CURIS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CURIS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 17, 2016

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Curis, Inc. will be held on May 17, 2016 at 10:00 a.m. at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 for the purpose of considering and voting upon the following matters:

1.	To elect three Class II directors, each for a term of three years;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

3.	To transact any other business that may properly come before the meeting or any adjournment thereof.

The board of directors has fixed the close of business on March 21, 2016 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof. Your vote is very important to us. Whether or not you plan to attend the annual meeting in person, your shares should be represented and voted.

Instead of mailing a printed copy of our proxy materials to all of our stockholders, we provide access to these materials to many of our stockholders via the Internet, in accordance with rules adopted by the Securities and Exchange Commission. If you received only a Notice of Internet Availability of Proxy Materials, or Notice, by mail or e-mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the Notice will provide you with instructions on how to access and view the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet or by telephone. If you received a Notice by mail or e-mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

The Notice of Internet Availability of Proxy Materials is being mailed to our stockholders on or about April 5, 2016 and sent by e-mail to our stockholders who have opted for such means of delivery on or about April 5, 2016.

Please promptly submit your proxy over the Internet, by phone or by mail. You may revoke your proxy at any time before the 2016 Annual Meeting by following the procedures described in the proxy statement.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Ali Fattaey, Ph.D. President and Chief Executive Officer

Lexington, Massachusetts

April 5, 2016

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE, OR TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

CURIS, INC.

4 Maguire Road

Lexington, Massachusetts 02421

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 17, 2016

This proxy statement is furnished in connection with the solicitation by the board of directors of Curis, Inc. of proxies for use at the annual meeting of stockholders to be held on May 17, 2016 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 and at any adjournments thereof. Except where the context otherwise requires, references to “Curis,” “we,” “us,” “our,” and similar terms refer to Curis, Inc. and its subsidiaries.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on May 17, 2016:

The proxy statement is available at www.proxyvote.com.

We will, upon written or oral request of any stockholder, furnish copies of our 2015 annual report to stockholders, except for exhibits, without charge. Please address all such requests to us at 4 Maguire Road, Lexington, Massachusetts 02421, Attention: Secretary, or telephone: (617) 503-6500.

In accordance with Securities and Exchange Commission, or SEC, rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing the proxy materials, including this proxy statement, our 2015 annual report and the proxy card for the 2016 annual meeting, to many of our stockholders of record as of the record date via the Internet. We will send the Notice of Internet Availability of Proxy Materials to these stockholders on or about April 5, 2016. The Notice of Internet Availability of Proxy Materials contains instructions for accessing and reviewing our proxy materials as well as instructions for voting your proxy via the Internet. If you prefer to receive printed copies of the proxy materials, you can request printed copies of the proxy materials by Internet, telephone or e-mail. If you choose to receive the print materials by mail, you can either (i) complete, date, sign and return the proxy card, (ii) vote via the Internet in accordance with the instructions on the proxy card or (iii) vote via telephone (toll free) in the United States or Canada in accordance with the instructions on the proxy card. Voting by Internet or telephone must be completed by 11:59 P.M. Eastern Time on May 16, 2016. If you choose not to receive printed copies of the proxy materials, you can vote via the Internet in accordance with the instructions contained in the Notice of Internet Availability of Proxy Materials.

If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voter instruction card for the annual meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will consider and vote on the following matters:

1.	The election of three Class II directors for a term of three years expiring at the 2019 annual meeting of stockholders;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

3.	The transaction of other business, if any, that may properly come before the annual meeting or any adjournment of the meeting.

Who can vote?

To be able to vote on the above matters, you must have been a stockholder of record at the close of business on March 21, 2016, the record date for the annual meeting. The number of shares entitled to vote at the meeting is 129,038,528 shares of our common stock, which is the number of shares that were outstanding on the record date.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and please cast your vote as soon as possible.

How can I vote?

Stockholder of record: Shares registered in your name. If you are a stockholder of record, that is, your shares are registered in your own name, not in “street name” by a bank or brokerage firm, then you can vote in any one of the following ways:

1.	You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world at www.proxyvote.com, by following the instructions on that site or on the “Vote by Internet” instructions on the Notice (or the enclosed proxy card).

2.	You may vote by telephone. You may vote your shares by calling 1-800-690-6903 and following the instructions provided, or by following the “Vote by Phone” instructions on the Notice (or the enclosed proxy card).

3.

You may vote by mail. If you received a printed copy of the proxy materials by mail and would like to vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-prepaid envelope to vote. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR each of the two proposals.

4.	You may vote in person. If you attend the annual meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot which will be available at the meeting.

Beneficial owner: Shares held in “street name.” If the shares you own are held in “street name” by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The election of directors (Proposal 1) is considered to be non-discretionary items on which banks and brokerage firms may not vote, and therefore if you do not instruct your broker or representative regarding how you would like your shares to be voted, your bank or brokerage firm will not be able to vote on your behalf with respect to Proposal 1. These shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. The ratification of the appointment of our independent registered public accounting firm (Proposal 2) is considered to be a discretionary item on which banks and brokerage firms may vote.

If you wish to come to the meeting to personally vote your shares held in “street name,” you will need to obtain a proxy card from the holder of record (i.e., your brokerage firm or bank).

Can I change my vote after I have mailed my proxy card?

Yes. If you are a stockholder of record, you can change your vote and revoke your proxy at any time before the polls close at the annual meeting by doing any one of the following things:

•	signing and returning another proxy card with a later date;

•	giving our corporate secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

If you own shares in “street name,” your bank or brokerage firm should provide you with appropriate instructions for changing your vote.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock outstanding and entitled to vote at the meeting, that is, at least 64,519,265 shares.

Shares of our common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Proposal 1 – Election of Directors. The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote on the matter is required for the election of directors.

Proposal 2 – Ratification of Independent Auditors. The affirmative vote of the holders of a majority of the votes cast will be required for the approval of the ratification of the selection of the independent registered public accounting firm for the fiscal year ending December 31, 2016.

How will votes be counted?

Each share of common stock will be counted as one vote, whether executed by you directly or on a ballot voted in person at the meeting.

Shares that abstain from voting and broker non-votes will not be counted as votes in favor of, or with respect to, any of the proposals and will also not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of any of the proposals.

Who will count the votes?

Broadridge Financial Solutions, Inc. will count, tabulate and certify the votes.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

FOR the election of three Class II directors for a term of three years expiring at the 2019 annual meeting of stockholders;

FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Will any other business be conducted at the annual meeting or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted upon at the meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal. Our bylaws establish the process for a stockholder to bring a matter before a meeting. See “Stockholder Proposals for 2017 Annual Meeting” on page 46 of this proxy statement.

Where can I find the voting results?

We will report the voting results from the annual meeting in a Form 8-K filed with the SEC within four business days following the date of the annual meeting.

Who bears the costs of soliciting proxies?

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

How can I obtain a copy of Curis’ Annual Report on Form 10-K?

Our Annual Report on Form 10-K is available in the “Investors” section of our website at www.curis.com. Alternatively, if you would like us to send you a copy, without charge, please contact:

Curis, Inc.

4 Maguire Road

Lexington, MA 02421

Attention: Secretary

(617) 503-6500

If you would like us to send you a copy of the exhibits listed on the exhibit index of the Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Whom should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact our secretary at the address or telephone number listed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of January 31, 2016, with respect to the beneficial ownership of shares of our common stock by:

•	each person known to us to beneficially own more than 5% of the outstanding shares of common stock,

•	each director named in this proxy statement,

•

each of our principal executive officer, our principal financial officer and one other most highly compensated executive officer, all of whom were serving as executive officers on December 31, 2015, whom we refer to collectively as our “named executive officers,” and

•	all directors and executive officers as a group.

As of January 31, 2016, we had 129,003,278 shares of common stock outstanding. The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. For each person named in the table below, the number in the “Shares Acquirable Within 60 Days” column consists of shares underlying options to purchase common stock that may be exercised within 60 days after January 31, 2016. Such options are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, we believe that each stockholder in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares does not constitute an admission of beneficial ownership of those shares by the named stockholder. For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person due to that person’s voting or investment power or other relationship.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Curis, Inc., 4 Maguire Road, Lexington, Massachusetts 02421.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	+	Shares Acquirable Within 60 Days	=	Total Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned (2)
5% Stockholders:
First Eagle Investment Management, LLC (3)	24,008,672		—		24,008,672	18.61%
Aurigene Discovery Technologies Limited (4)	17,120,131		—		17,120,131	13.27%
FMR LLC (5)	19,259,199		—		19,259,199	14.93%
BlackRock, Inc. (6)	8,042,694		—		8,042,694	6.23%

Directors and Named Executive Officers:
James R. McNab, Jr. (7)	1,379,688		453,333		1,833,021	1.42%
Martyn D. Greenacre	35,138		253,333		288,471	*
Kenneth I. Kaitin, Ph.D.	26,800		253,333		280,133	*
Robert E. Martell, M.D., Ph.D.	—		158,333		158,333
Daniel R. Passeri	211,798		2,335,332		2,547,130	1.94%
Kenneth J. Pienta, M.D.	30,000		194,271		224,271	*
Marc Rubin, M.D.	26,596		183,333		209,926	*
Ali Fattaey, Ph.D.	65,890		687,498		753,388	*
Michael P. Gray (8)	107,304		1,528,746		1,636,050	1.25%
Jaye Viner, M.D. (9)	—		309,373		309,373	*

All current directors and executive officers as a group (12 persons)	1,883,214		6,356,885		8,240,099	6.09%

*	Less than 1% of the outstanding common stock.
(1)	None of our directors or named executive officers has pledged any of their shares as security.
(2)	The percent of ownership for each stockholder on January 31, 2016 is calculated by dividing (1) the stockholder’s total beneficial ownership (i.e., the total number of shares beneficially owned plus the shares acquirable within 60 days) by (2) the sum of (i) 129,003,278 shares of our common stock that were outstanding on January 31, 2016 and (ii) shares of common stock subject to options held by such person that will be exercisable within 60 days of January 31, 2016.
(3)

This information is based on a Schedule 13G/A filed with the SEC on February 1, 2016 by First Eagle Investment Management, LLC (“FEIM”). The principal business address of FEIM is 1345 Avenue of the Americas, New York, New York 10105. FEIM has sole voting power with respect to 23,683,672 shares, shared voting power with respect to zero shares, and sole dispositive power with respect to all 24,008,672 shares. 21 April Fund, Ltd., a Cayman Islands company for which FEIM acts as investment adviser, may be deemed to beneficially own 9,806,077 of these shares, and First Eagle Value Biotech Master Fund Ltd., a Cayman Islands company for which FEIM acts as investment adviser, may be deemed to beneficially own 8,173,071 of these shares.
(4)	This information is based on a Schedule 13G filed with the SEC on January 28, 2015 by Aurigene Discovery Technologies Limited. The principal business address of Aurigene Discovery Technologies Limited is 39-40, KIADB Industrial Area, Phase II, Electronic City Hosur Road, Bangalore—560100 Karnataka India. Aurigene Discovery Technologies Limited has sole voting power and sole dispositive power with respect to all 17,120,131 shares. Dr. Reddy’s Laboratories Ltd. and Dr. Reddy’s Holdings Limited, parent companies of Aurigene Discovery Technologies Limited each are also beneficial holders of those 17,120,131 shares and each also has sole voting power and sole dispositive power with respect to all 17,120,131 shares.
(5)	This information is based on a Schedule 13G/A filed with the SEC on February 12, 2016 by FMR LLC. The principal business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. FMR LLC has sole voting power with respect to 0 shares, shared voting power with respect to 0 shares, and sole dispositive power with respect to all 19,259,199 shares.
(6)

This information is based on a Schedule 13G filed with the SEC on January 28, 2016 by BlackRock, Inc. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. has sole voting power with respect to 7,896,347 shares, shared voting power with respect to zero shares, and sole dispositive power with respect to all 8,042,694 shares.

(7)	Includes 1,079,688 shares held directly by Mr. McNab and 300,000 shares held by JR & MW McNab Operating LP.
(8)	Mr. Gray served as our chief financial officer and chief business officer until February 29, 2016.
(9)	Dr. Viner served as our chief medical officer until February 26, 2016.

PROPOSAL 1—ELECTION OF DIRECTORS

Directors and Nominees for Directors

Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Our board of directors currently consists of two Class I directors, James R. McNab, Jr. and Kenneth J. Pienta, M.D., three Class II directors, Robert E. Martell, M.D., Ph.D., Daniel R. Passeri and Marc Rubin, M.D., and three Class III directors, Ali Fattaey, Ph.D., Martyn D. Greenacre and Kenneth I. Kaitin, Ph.D. The Class I, Class II, and Class III directors will serve until the annual meetings of stockholders to be held in 2018, 2016 and 2017 respectively, and until their respective successors are elected and qualified. At the annual meeting, Class II directors will stand for reelection.

Our board of directors has nominated Robert E. Martell, M.D., Ph.D., Daniel R. Passeri and Marc Rubin, M.D. as nominees for reelection as Class II directors, each to serve for a three-year term, until the 2019 annual meeting of stockholders or until their respective successors are elected and qualified. Each of the nominees is currently a director. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies will be voted for a substitute nominee designated by the board of directors.

Below are the names, ages and certain other information for each member of the board, including the nominees for election as Class II directors. There are no familial relationships among any of our directors, nominees for director and executive officers. In addition to the detailed information presented below for each of our directors, we also believe that each of our directors is qualified to serve on our board and has the integrity, business acumen, knowledge and industry experience, diligence, freedom from conflicts of interest and the ability to act in the interests of our stockholders.

The following table sets forth our directors and their respective ages and positions:

Name	Age	Position
Ali Fattaey, Ph.D.	51	President and Chief Executive Officer, Director
Martyn D. Greenacre (2)(3)	74	Director
Kenneth I. Kaitin, Ph.D. (1)(2)	63	Director
Robert E. Martell, M.D., Ph.D. (1)(4)	53	Director
James R. McNab, Jr. (3)	72	Chairman of the Board
Daniel R. Passeri	55	Vice Chairman of the Board
Kenneth J. Pienta, M.D. (4)	56	Director
Marc Rubin, M.D. (1)(2)(3)(4)	61	Director

(1)	Member of the compensation committee.
(2)	Member of the nominating and corporate governance committee.
(3)	Member of the audit committee.
(4)	Member of the science and technology committee.

Ali Fattaey, Ph.D. has served on our board and as our President and Chief Executive Officer since June 2014. From February 2013 to June 2014, Dr. Fattaey served as our President and Chief Operating Officer. Dr. Fattaey served as the President and Chief Executive Officer of ACT Biotech, Inc., a biotechnology company from January 2011 until February 2013 and as Chief Operating and Scientific Officer at ACT Biotech from

February 2008 until December 2010. From June 2006 until January 2008, Dr. Fattaey served as the Director, Science and Technology at the Melanoma Therapeutics Foundation, a non-profit organization. From January 2005 until June 2006, Dr. Fattaey was a strategic consultant. From November 2001 until April 2004, Dr. Fattaey served as the Chief Scientific Officer of Sagres Discovery, a biotechnology company, and as the Senior Vice President of Discovery Research at Chiron Corporation, a biotechnology company, following Chiron’s acquisition of Sagres Discovery from May 2004 until January 2005. Dr. Fattaey was employed at Onyx Pharmaceuticals, a biopharmaceutical company, from January 1994 until June 2001, and held the position of Vice President of Discovery Research from August 1998 until June 2001. Dr. Fattaey also serves as a director of EpiTherapeutics ApS, a Danish biotechnology company. Dr. Fattaey received his Ph.D. in microbiology from Kansas State University in 1989 and was a Research Fellow in Medicine at Harvard Medical School, Massachusetts General Hospital Cancer Center. We believe that Dr. Fattaey’s qualifications to serve on our board include his extensive experience in senior leadership roles in life sciences companies, including his past experience as President and Chief Executive Officer of ACT Biotech as well as his experience as a director of EpiTherapeutics ApS.

Martyn D. Greenacre has served on our board since February 2000 and was a director of Creative BioMolecules, Inc., a predecessor life science company, from June 1993 to July 2000. Mr. Greenacre has served as Chairman of Life Mist L.L.C., a privately-held company in the field of fire suppression, since September 2001. From June 1997 to June 2001, Mr. Greenacre was Chief Executive Officer of Delsys Pharmaceutical Corporation, a drug formulation company. From 1993 to 1997, Mr. Greenacre was President and Chief Executive Officer of Zynaxis, Inc., a biopharmaceutical company. Prior to Zynaxis, Inc., Mr. Greenacre served in various senior management positions at SmithKline Beecham, a pharmaceuticals company, from 1973 through 1992. Mr. Greenacre also serves as a director of Formula Pharmaceuticals. Previously, Mr. Greenacre served as a director of Acusphere, Inc., Cephalon, Inc., Neostem, Inc. (n/k/a Caladrius) and Orchestra Therapeutics, Inc., and as a director and Chairman of BMP Sunstone Corporation. Mr. Greenacre received an M.B.A. from Harvard Business School and a B.A. from Harvard College. We believe that Mr. Greenacre’s qualifications to serve on our board include his years of experience as President and Chief Executive Officer of various biotech and pharmaceutical companies as well as his experience as a director of other public companies.

Kenneth I. Kaitin, Ph.D. has served on our board since November 2003. Since July 1998, Dr. Kaitin has been the Director of the Tufts Center for the Study of Drug Development, an academic drug policy research group providing strategic information to help drug developers, regulators, and policy makers improve the quality and efficiency of the drug development process. Since August 2014, Dr. Kaitin has held a primary appointment as Professor of Public Health and Community Medicine at the Tufts University School of Medicine, as well as secondary appointments as Professor of Medicine and Professor of Integrative Physiology and Pathobiology at Tufts University School of Medicine. In December 2014, Dr. Kaitin received the appointment of Advisory Professor at Shanghai Medical College of Fudan University. Since September 1999, he has served on the faculty of the European Center for Pharmaceutical Medicine at the University of Basel, and since April 2006 he has been a Visiting Executive at the Tuck School of Business at Dartmouth College. At the Tufts University School of Medicine, Dr. Kaitin was a Research Associate Professor of Medicine from October 2003 to May 2008 and a Research Professor from May 2008 to August 2014. Dr. Kaitin has written extensively on a broad range of drug development issues and has provided public testimony before the U.S. Congress in hearings on pharmaceutical innovation and FDA reform. An internationally recognized expert on the science of drug development, Dr. Kaitin is regularly quoted in the business and trade press on R&D trends in the research-based drug industry and new models of innovation. In 2011, Dr. Kaitin received the Dr. Louis M. Sherwood Award granted by the Academy of Pharmaceutical Physicians and Investigators. Dr. Kaitin is a former Editor-in-Chief of the Drug Information

Journal, and from 1997 to 1998 he was President of the Drug Information Association. He is currently Editor-in-Chief of Expert Review of Clinical Pharmacology, and he serves on the editorial boards of a number of peer-review journals. Dr. Kaitin serves as an expert consultant to the U.S. Department of Defense on Bioterror Countermeasure issues. Dr. Kaitin received an M.S. and Ph.D. in pharmacology from the University of Rochester and a B.S. from Cornell University. We believe that Dr. Kaitin’s qualifications to serve on our board include his expertise in the economics of drug development and biopharmaceutical innovation and his extensive knowledge on a broad range of drug development and life-sciences industry issues.

Robert E. Martell, M.D., Ph.D. has served on our board since September 2011. Since September 2015, Dr. Martell has served as Associate Chief for the Division of Hematology/Oncology and Attending Physician at Tufts Medical Center, and on faculty at Tufts University School of Medicine. From September 2012 until June 2015, Dr. Martell served as Chief Medical Officer at Tesaro, Inc., a biopharmaceutical company, held the position of an Adjunct Associate Professor of Medicine at the Tufts University School of Medicine, and was also a practicing medical oncologist at Tufts Medical Center. From September 2009 to September 2012, Dr. Martell was an Associate Professor at Tufts Medical Center, serving as both the Director of the Neely Center for Clinical Cancer Research, overseeing oncology clinical research, and the Leader of the Cancer Center’s Program in Experimental Therapeutics, where he was responsible for developing the center’s phase I oncology clinical development program. From May 2005 to July 2009, Dr. Martell served as Vice President and Chief Medical Officer of MethylGene, a publicly-traded biotechnology company focused on the development of cancer therapeutics. From November 2002 to May 2005, Dr. Martell also served as Director of Oncology Global Clinical Research at Bristol-Myers Squibb Company, a biopharmaceutical company. From July 2001 to May 2005, Dr. Martell served concurrently as Assistant Clinical Professor of Oncology at Yale University School of Medicine and Staff Physician at the Veterans Affairs hospital. From July 2000 to October 2002, Dr. Martell worked at Bayer Corporation, Pharmaceutical Division, where he oversaw phase I and phase II clinical studies. Dr. Martell received a B.A. in chemistry from Kalamazoo College, a Ph.D. in pharmacology from the University of Michigan, and an M.D. from Wayne State University. He completed his internal medicine internship and residency and medical oncology fellowship at Duke University Medical Center. We believe that Dr. Martell’s qualifications to serve on our board include his expertise in oncology patient care as well as his industry experience in large pharmaceutical and smaller biotechnology companies and that his insights and perspectives are valuable to a small biotechnology company such as Curis.

James R. McNab, Jr. has served on our board since February 2000 and has served as Chairman of our board since May 2002. Mr. McNab was a co-founder and served as the chairman of the board of directors of Reprogenesis, Inc., a predecessor life science company, from July 1996 to July 2000. Since 1998, Mr. McNab has served as Chief Executive Officer and Chairman of Palmetto Pharmaceuticals, Inc., formerly eNOS Pharmaceuticals, Inc., a privately-held drug discovery company of which he is a co-founder. Since January 2009, Mr. McNab has served as executive chairman of FirstString Research, Inc., a privately-held biopharmaceutical company. Mr. McNab recently founded JT Pharmaceuticals, Inc., a privately-held pain management drug discovery company and has served as its Chief Executive Officer and Chairman since June 2014. In addition, Mr. McNab has also founded other privately-held companies, including Sontra Medical Corporation, a drug delivery company, and Parker Medical Associates, a manufacturer and worldwide supplier of orthopedic and sports-related products. Mr. McNab also serves as a director of Titan Pharmaceuticals, Inc., a biopharmaceutical company. Mr. McNab received a B.A. in economics from Davidson College and an M.B.A. from the University of North Carolina at Chapel Hill. We believe that Mr. McNab’s qualifications to serve on our board include his decades of experience as chairman, founder and/or Chief Executive Officer of various pharmaceutical, medical device and biotechnology companies, including his experience as co-founder of one of our predecessor companies. Mr. McNab has also founded and managed companies in other industries and we believe that his broad range of entrepreneurial creation and oversight is valuable to a small biotechnology company such as Curis.

Daniel R. Passeri has served as a director since September 2001 and has served as Vice Chairman of our board since June 2014. Mr. Passeri served as our Chief Executive Officer from September 2001 until June 2014, and additionally held the title of President from September 2001 to February 2013. Previously, from November 2000 to September 2001, Mr. Passeri served as our Senior Vice President, Corporate Development and Strategic Planning. From December 2014 to June 2015, Mr. Passeri served as Chief Officer of Technology Management and Business Development of the Jackson Laboratory for Genomic Medicine. From March 1997 to November 2000, Mr. Passeri was employed by GeneLogic Inc., a biotechnology company, most recently as Senior Vice President, Corporate Development and Strategic Planning. From February 1995 to March 1997, Mr. Passeri was employed by Boehringer Mannheim, a pharmaceutical, biotechnology and diagnostic company, as Director of Technology Management. Mr. Passeri received a J.D. from the National Law Center at George Washington University, an M.Sc. in biotechnology from the Imperial College of Science, Technology and Medicine at the University of London and a B.S. in biology from Northeastern University. We believe that Mr. Passeri’s qualifications to serve on our board include his extensive service as a director and executive officer of the company, as well as his extensive experience in corporate strategy and development, intellectual property strategy and oversight, and technology licensing, as each of these elements are critical to our overall business strategy.

Kenneth J. Pienta, M.D. has served on our board since March 2013. Dr. Pienta has served as the Donald S. Coffey Professor of Urology, Professor of Oncology, Pharmacology and Molecular Sciences and as the Director of Research for the Brady Urological Institute at the Johns Hopkins University School of Medicine since March 2013. Prior to his appointment at the Johns Hopkins University School of Medicine, Dr. Pienta served as the Associate Vice President for Research, Health Sciences for the University of Michigan from January 2012 to February 2013, and as the Director of Precision Medicine for the Michigan Center for Translational Pathology from July 2008 to February 2013. From July 1995 to February 2013, Dr. Pienta served as the Director of the Prostate Specialized Program of Research Excellence (SPORE) at the University of Michigan. Dr. Pienta is involved in research to define the tumor microenvironment of cancer metastases, as well as developing new therapies for cancer. Dr. Pienta is a two-time American Cancer Society Clinical Research Professor Award recipient, is the author of more than 350 peer-reviewed articles and has been the principal investigator on numerous local and national clinical trials. Dr. Pienta received a B.A. in human biology from Johns Hopkins University and an M.D. from the Johns Hopkins University School of Medicine. We believe that Dr. Pienta’s qualifications to serve on our board include his expertise in oncology patient care as well as his unique understanding of precision therapeutic approaches to cancer treatment and that his insights and perspectives are valuable to a small biotechnology company such as Curis.

Marc Rubin, M.D. has served on our board since June 2010. Since May 2009, Dr. Rubin has served as Executive Chairman of Titan Pharmaceuticals, Inc., a biopharmaceutical company, and he served as its President and Chief Executive Officer from October 2007 to December 2008. From June 2006 to February 2007, Dr. Rubin served as Head of Global Research and Development for Bayer Schering Pharma AG, a pharmaceutical company, as well as a member of the Executive Committee of Bayer Healthcare, a pharmaceutical and medical products company and subsidiary of Bayer AG, and the Board of Management of Bayer Schering Pharma AG. From October 2003 until the merger of Bayer AG and Schering AG in June 2006, Dr. Rubin was a member of the Executive Board of Schering AG, as well as Chairman of Schering Berlin Inc. and President of Berlex

Pharmaceuticals, a division of Schering AG. From January 1990 to August 2003, Dr. Rubin held various positions in global clinical and commercial development at GlaxoSmithKline plc, a healthcare company, as well as the position of Senior Vice President of Global Clinical Pharmacology & Discovery Medicine from 2001 to 2003. Prior to his pharmaceutical industry career, Dr. Rubin completed subspecialty training and board certification in both medical oncology and infectious diseases at the National Cancer Institute within the National Institutes of Health from 1983 to 1986. From September1986 to December1989, Dr. Rubin also served as an Investigator and on the Senior Staff of the infectious diseases section at the National Cancer Institute. Dr. Rubin also serves as a director of FirstString Research, Inc., Galectin Therapeutics, Gemmus Pharma and the Rogosin Institute. Previously, Dr. Rubin served as a director of Medarex, Inc. and Surface Logix, Inc. Dr. Rubin holds an M.D. from Cornell University Medical College. We believe that Dr. Rubin’s qualifications to serve on our board include his extensive experience in clinical development as well as his medical, commercial and scientific expertise having held executive-level clinical development positions with Bayer Schering Pharma AG, Schering AG and GlaxoSmithKline plc.

Board Recommendation

OUR BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF ROBERT E. MARTELL, DANIEL R. PASSERI AND MARC RUBIN TO SERVE AS CLASS II DIRECTORS IS IN THE BEST INTERESTS OF CURIS AND OUR STOCKHOLDERS AND, THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that Curis is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that our board of directors has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Investors – Corporate Governance section of our website, www.curis.com. Alternatively, you can request a copy of any of these documents by writing to our secretary at the following address: Curis, Inc., 4 Maguire Road, Lexington, MA 02421.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Curis and our stockholders. These guidelines, which provide a framework for the conduct of the board of directors’ business, provide that:

•	the board of directors’ principal responsibility is to oversee the management of Curis;

•	a majority of the members of the board of directors shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	all directors are encouraged to participate in continuing director education on an ongoing basis; and

•	periodically, the board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Determination of Independence

Rule 5605 of the NASDAQ Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule l0A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

In February 2016, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors determined that none of Mr. Greenacre, Dr. Kaitin, Dr. Martell, Mr. McNab, Dr. Pienta or Dr. Rubin has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Stock Market Marketplace Rules.

Board Meetings and Attendance

Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. All current directors attended the 2015 annual meeting of stockholders. The board met eleven times during the fiscal year ended December 31, 2015, either in person or by teleconference. During the fiscal year ended December 31, 2015, each of our directors attended at least 75% of the aggregate of the total number of board meetings and meetings of all committees of the board on which they then served.

Board Leadership Structure

Our board has chosen to separate the role of our chief executive officer and the role of chairman of our board. Accordingly, our Board has appointed Mr. McNab, an independent director within the meaning of NASDAQ rules (see “Determination of Independence” above), as the Chairman of the Board of Directors. Mr. McNab’s duties as Chairman of the Board include the following:

•	chairing meetings of the independent directors in executive session;

•	meeting with any director who is not adequately performing his duties as a member of our board or any committee;

•	facilitating communications between other members of our board and our chief executive officer;

•	preparing or approving the agenda for each board meeting;

•	determining the frequency and length of board meetings and recommending when special meetings of our board should be held; and

•	reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board (see “Communicating with the Board of Directors” below).

Our board decided to separate the roles of Chairman and Chief Executive Officer because it believes that this leadership structure offers the following benefits:

•	increasing the independent oversight of Curis and enhancing our board’s objective evaluation of our chief executive officer;

•	freeing our chief executive officer to focus on company operations instead of board administration;

•	providing our chief executive officer with an experienced sounding board;

•	providing greater opportunities for communication between stockholders and our board;

•	enhancing the independent and objective assessment of risk by our board; and

•	providing an independent spokesman for our company.

Board’s Role in Risk Oversight

Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. Our board of directors and its committees oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our (i) board of directors oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks, (ii) audit committee oversees risk management activities related to financial controls, (iii) compensation committee oversees risk management activities relating to our compensation policies, programs and practices and management succession planning, and (iv) nominating and corporate governance committee oversees risk management activities relating to board of directors composition and corporate governance policies and procedures. Each committee reports to our full board of directors on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate.

Board Committees

Our board has established three standing committees – audit, compensation, and nominating and corporate governance – each of which operates under a charter that has been approved by our board. Our board of directors has also established a science and technology committee. Current copies of each standing committee’s charter as well as the charter for our science and technology committee are posted on the Investors – Corporate Governance section of our website, www.curis.com.

Our board has determined that all of the members of each of the board of directors’ three standing committees are independent as defined under the NASDAQ Stock Market Marketplace Rules, including, (i) in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act and (ii) in the case of all members of the compensation committee, the enhanced independence requirements contemplated by Rule 10C-1 under the Exchange Act.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•

pre-approving all audit and non-audit services of our independent registered public accounting firm, except for de minimis non-audit services which are approved in accordance with applicable SEC rules, including meeting with our independent registered public accounting firm prior to the annual audit to discuss the planning and staffing of the audit;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures, earnings releases and other publicly disseminated financial information;

•

reviewing and discussing with our independent registered public accounting firm matters concerning the quality, not just the acceptability, of our accounting determinations, particularly with respect to judgmental areas;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management on a quarterly basis;

•	reviewing and approving or ratifying any related person transactions;

•

establishing, and periodically reviewing, complaint procedures for (i) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report required by SEC rules, which is included on page 21 of this proxy statement.

The members of the audit committee are Mr. Greenacre (Chair), Mr. McNab and Dr. Rubin. The audit committee met five times during the fiscal year ended December 31, 2015. The board of directors has determined that Mr. Greenacre is an “audit committee financial expert” as defined by applicable SEC rules.

Compensation Committee

The compensation committee’s responsibilities include:

•	determining the chief executive officer’s compensation;

•	reviewing and approving the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to the board with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 24 of this proxy statement;

•	preparing the compensation committee report required by SEC rules, which is included on page 45 of this proxy statement; and

•	reviewing and making recommendations to the board with respect to management succession planning.

The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the heading “Executive Officer and Director Compensation Processes.”

The current members of the compensation committee are Dr. Kaitin, Dr. Martell and Dr. Rubin (Chair). The compensation committee met ten times during the fiscal year ended December 31, 2015.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	overseeing an annual evaluation of the board; and

•	periodically reviewing the composition of each board committee and the establishment or dissolution of additional board committees.

The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

The members of the nominating and corporate governance committee are Dr. Kaitin (Chair), Mr. Greenacre and Dr. Rubin. The nominating and corporate governance committee met three times during the fiscal year ended December 31, 2015.

Science and Technology Committee

The science and technology committee’s responsibilities include:

•	reviewing, evaluating, and advising the board and management regarding the long-term strategic goals and objectives and the quality and direction of the company’s research and development programs;

•	monitoring and evaluating trends in research and development, and recommending to the board and management emerging technologies for building the company’s technological strength;

•	recommending approaches to acquiring and maintaining technology positions;

•	advising the board and management on the scientific aspects of business development;

•	regularly reviewing the company’s research and development pipeline;

•	assisting the Board with its oversight responsibility for enterprise risk management in areas affecting the company’s research and development; and

•	reviewing such other topics as delegated to the committee from time to time.

The members of the science and technology committee are Dr. Pienta (Chair), Dr. Rubin and Dr. Martell. The science and technology committee met four times during the fiscal year ended December 31, 2015.

Executive Officer and Director Compensation Processes

The compensation committee oversees our compensation programs. In this capacity, the compensation committee determines and approves all compensation related to our executive officers. In addition, the compensation committee periodically reviews and makes recommendations to the board with respect to director compensation. With respect to the grant of equity compensation awards and the grant of cash awards, if any, structured under our Amended and Restated 2010 Stock Incentive Plan, or Amended and Restated 2010 Plan as performance-based compensation that is intended to be exempt from the deductibility limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the compensation committee may form, and delegate authority to, one or more subcommittees as it deems appropriate from time to time under the circumstances (including a subcommittee consisting of at least two members, each of whom qualifies as a “non-employee director,” as such term is defined from time to time in Rule 16b-3 promulgated under the Exchange Act, and an “outside director,” as such term is defined in Section 162(m) of the Code). The compensation committee did not form or delegate authority to any subcommittees during the fiscal year ending December 31, 2015.

The compensation committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation and has the sole authority to approve the consultant’s fees and other retention terms. The compensation committee also has authority to commission compensation surveys or studies as the need arises. Periodically, the compensation committee retains an independent third party compensation consultant to review director and officer compensation. Since January 2010, the compensation committee has periodically retained Towers Watson as its independent third party compensation consultant. In October 2014, the compensation committee retained Towers Watson to review director and officer compensation, and also retained Towers Watson in November 2014 to provide advice related to our Amended and Restated 2010 Plan. The compensation committee has determined that there are no conflicts of interest or other applicable factors affecting independence with its retention of Towers Watson, as required by NASDAQ Stock Market Marketplace Rules.

Compensation committee meetings typically have included, for all or a portion of each meeting, our chief financial officer and, for meetings in which executive officer compensation decisions are made, the chairman of our board, our president and chief executive officer. The compensation committee typically seeks the chairman’s input in compensation matters involving our president and chief executive officer. Our president and chief executive officer provides input on all other executive officer compensation matters including the appropriate mix of compensation for such other officers. Our president and chief executive officer may not be present during the compensation committee’s voting or deliberations regarding his compensation.

Risks Arising from Compensation Policies and Practices

Employee compensation generally consists of salary, stock option awards and, depending on overall company performance and the successful achievement of objectives set forth in an annual short-term incentive program, cash bonus payments. We have reviewed our compensation policies and practices for all employees and have concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our company.

Director Nomination Process

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee will apply the criteria set forth in our corporate governance guidelines and its charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, freedom from conflicts of interest and the ability to act in the interests of all stockholders. Our nominating and corporate governance charter provides that the value of diversity on our board should be considered by the nominating and corporate governance committee. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. We do not discriminate against candidates based on their race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting candidate names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least one year as of the date such recommendation is made, to: Nominating and Corporate Governance Committee, c/o Secretary, Curis, Inc., 4 Maguire Road, Lexington, MA 02421. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the board of directors, by following the procedures set forth under “Stockholder Proposals for 2017 Annual Meeting.”

Communicating with the Board of Directors

The board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the board of directors is primarily responsible for monitoring communications from stockholders, and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board considers to be important for all directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board of directors should address such communications to: Chairman of the Board of Directors, c/o Secretary, Curis, Inc., 4 Maguire Road, Lexington, MA 02421, or via email at info@curis.com.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We have posted a current copy of this code on the Investors – Corporate Governance section of our website, www.curis.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers of, any provision of the code.

Policies and Procedures for Related Person Transactions

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Curis is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a material interest, directly or indirectly.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report such proposed transaction to our chief financial officer and/or general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the board’s audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction at the next meeting of the committee. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed periodically. The audit committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The audit committee may approve or ratify the transaction only if the committee determines that, taking into account all of the circumstances, the transaction is not inconsistent with Curis’ best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate, which shall be deemed conditions precedent to approval and/or consummation of such transaction.

In addition to transactions excluded by the instructions to the SEC’s related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are excluded from classification as related person transactions for purposes of this policy:

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interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) who is a participant in the transaction, where (a) the related person and all other related persons own, in the aggregate, less than 10% of the equity interests in such entity, and (b) the related person and his or her immediate family members are neither involved in the negotiation of the terms of the transaction, nor receive any special benefits as a result of the transaction; and

•	a transaction that is specifically contemplated by the provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Related Person Transactions

On June 2, 2014, we entered into a consulting agreement with Mr. Passeri pursuant to which he agreed to provide a minimum of 120 hours per month of consulting services to us on intellectual property, corporate and strategic matters, among others. The agreement was for an initial term of one year ending on June 1, 2015 and is subject to renewal for successive six-month periods on mutual agreement of the parties beginning on June 1, 2015, and on or before each successive six month period thereafter. During the course of any such renewal period, we or Mr. Passeri may terminate the agreement at any time with 30 days prior written notice to the other party. We may terminate the agreement at any time, effective immediately, if Mr. Passeri breaches or threatens to breach the terms of that certain invention, non-disclosure and non-competition agreement between us and Mr. Passeri. We and Mr. Passeri mutually agreed to renew the consulting agreement on each of June 1, 2015 and December 1, 2015.

In consideration for the services rendered by Mr. Passeri, we agreed to pay Mr. Passeri a monthly retainer of $32,500 per month until June 2015, and a monthly retainer of $30,000 per month thereafter, provided that if at any time during the consultation period Mr. Passeri obtains full time employment with a third party, then we and Mr. Passeri have agreed to negotiate a good faith reduction in the number of hours that Mr. Passeri would consult, and thereafter Mr. Passeri would be paid an hourly fee of $225 per hour, in lieu of the monthly retainer. If we are not able to mutually agree upon a revised hourly commitment, then either party will have the right to terminate the agreement immediately. From December 1, 2014 to June 30, 2015, Mr. Passeri was employed full time with a third party and during such time Mr. Passeri was compensated at an hourly fee in lieu of a monthly retainer. Pursuant to the terms of the consulting agreement, we paid Mr. Passeri $204,300 and $197,833 during the years ended December 31, 2015 and 2014, respectively.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The responsibilities of the audit committee are set forth in the charter of the audit committee. The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2015, and has discussed these financial statements with our management and our independent registered public accounting firm.

Our management is responsible for the preparation of our financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent registered public accounting firm is responsible for conducting an independent integrated audit of our annual financial statements and our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report on the results of their integrated audit. The audit committee is responsible for providing independent, objective oversight of these processes.

The audit committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16. PCAOB Auditing Standard No. 16 requires our independent registered public accounting firm to discuss with the audit committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies, including policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates;

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements; and

•	written disclosures required by PCAOB Rule 3526—“Communication with Audit Committees Concerning Independence.”

The audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding our independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm their independence from Curis. The audit committee has also received written disclosures required by PCAOB Rule 3526—“Communication with Audit Committees Concerning Independence.”

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015.

Submitted by the audit committee of our board of directors.

Martyn D. Greenacre (Chair)

Marc Rubin

James R. McNab, Jr.

Independent Registered Public Accounting Firm’s Fees and Other Matters

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years:

Fee Category	2015	2014
Audit Fees (1)	$632,000	$581,500

All Other Fees (2)	1,800	1,800

Total Fees	$633,800	$583,300

(1)	Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. Audit fees also include fees of $197,000 and $112,000 for 2015 and 2014, respectively associated with comfort letters for our confidentially marketed public offering entered into in February 2015 and at-the-market sales agreements entered into in July 2013. 100% of the audit fees for 2014 and 2013 were pre-approved by the audit committee. These amounts exclude reimbursement of out-of-pocket expenses of $4,500 for each of 2015 and 2014.
(2)	Other fees consist of an annual license fee for use of accounting research software. None of the other fees incurred during 2015 and 2014 were for services provided under the de minimis exception to the audit committee pre-approval requirements. 100% of these fees for 2015 and 2014 were pre-approved by the audit committee.

Pre-Approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the audit committee specifically approves the service in advance or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by a member of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation strategy, policies, programs and practices for our named executive officers identified in the “Summary Compensation Table.” For fiscal year 2015, our named executive officers consist of Ali Fattaey, Ph.D., our president and chief executive officer, Michael P. Gray, our chief financial officer and chief business officer, and Jaye Viner, M.D., our executive vice president and chief medical officer, to whom we refer, collectively, in this Compensation Discussion and Analysis as our “executive officers.”

Dr. Viner and Mr. Gray each ceased serving as an executive officer in February 2016. Information concerning compensation paid to Dr. Viner and Mr. Gray is included herein, as applicable, in accordance with the requirements of the SEC’s proxy disclosure rules.

Compensation decisions for our executive officers are made by the compensation committee of our board of directors.

We held our most recent “say-on-pay” advisory stockholder vote on the compensation of our executive officers at the May 2014 annual meeting. This advisory vote was supported by our stockholders with 97.07% of the voted shares voting “for” such proposal. No specific component of our executive compensation program was altered based on the results of say-on-pay votes by our stockholders. Our compensation committee and our board of directors believe that our executive compensation has been appropriately tailored to our business strategies, aligns pay with performance, and reflects industry best practices regarding executive compensation. The committee will continue to consider stockholder sentiments about our core principles and objectives when determining executive compensation.

Executive Summary

The compensation paid to our named executive officers in 2015 reflected our primary compensation objectives of attracting and retaining key executive officers critical to our long-term success, recognizing and rewarding overall company performance, and each executive officer’s individual performance and level of responsibility, as well as continuing to align our executive officers’ incentives with stockholders’ interests.

2015 Corporate Results

We and our collaborators achieved a number of key corporate goals and objectives in 2015 including the following:

•

In January 2015, we entered into an exclusive, multi-year collaboration with Aurigene Discovery Technologies Limited, or Aurigene, that is focused on the discovery, development and commercialization of drug candidates in the fields of immuno-oncology and precision oncology.

•

In October 2015, we exercised options to exclusively license two programs under the Aurigene collaboration, including CA-170, an oral, small molecule immune checkpoint antagonist targeting programmed death ligand-1 (PD-L1) and V-domain Ig suppressor of T cell activation (VISTA), and

CA-4948, which is focused on inhibitors of Interleukin-1 receptor-associated kinase 4 (IRAK4). We and Aurigene continue to advance these programs preclinically and anticipate that Phase 1 testing for each drug candidate will begin in 2016.

•

We completed enrollment in the expansion stage of a Phase 1 clinical study of CUDC-907, our dual HDAC and PI3K inhibitor, in which patients received CUDC-907 at the recommended Phase 2 dose and schedules of administration for further development. We also finalized Phase 2 clinical plans to test CUDC-907 in patients with MYC-altered diffuse large B-cell lymphoma, or DLBCL, and initiated this study in early 2016.

•	We received orphan drug designation from the U.S. Food and Drug Administration for the use of CUDC-907 for the treatment of DLBCL.

•	We continued to enroll patients in a Phase 1 trial to investigate CUDC-907 in patients with advanced solid tumors, including patients with nuclear protein in testis (NUT) midline carcinoma.

•

Our collaborators, Roche and Genentech (a wholly-owned member of the Roche Group), continued the global commercialization of Erivedge®, a Hedgehog signaling pathway inhibitor, for the treatment of adults with severe forms of basal cell carcinoma. Roche and Genentech recorded approximately $170 million in net sales of Erivedge® in 2015, representing an increase of approximately $34 million, or 25%, when compared to 2014 net sales of approximately $136 million.

•	We continued to build our internal development team in 2015, which we believe will be a critical factor in our efforts to effectively develop our pipeline of oncology assets.

2015 Pay-for-Performance

In 2015, the compensation committee adhered to its long-standing pay-for-performance philosophy. As such, a significant portion of total 2015 executive compensation was comprised of cash incentives and long-term compensation tied to corporate performance. The average base salary of our executive officers comprised 36% of each such executive officer’s total compensation for 2015.

Key compensation decisions for 2015 were as follows:

•

In 2015, the compensation committee granted stock options to our executive officers to incentivize our executive officers to increase stockholder value over time through stock price growth, thereby aligning our executives’ interests with our stockholders’ interests.

•

In February 2015, the compensation committee increased base salary amounts for our executive officers as follows: (i) Dr. Fattaey, from $475,000 to $515,000; (ii) Mr. Gray, from $400,000 to $412,000; and (iii) Dr. Viner, from $410,000 to $422,300. The compensation committee increased Dr. Fattaey’s base salary to bring Dr. Fattaey’s base salary in line with our peer group’s median base salary. The compensation committee considered Towers Watson’s January 2015 benchmarking data in determining the 2015 base salaries. In April 2015, the compensation committee approved the 2015 short-term incentive plan. This plan was designed to motivate our executive officers to achieve specified performance objectives for fiscal year 2015 and to reward them for such achievements. In January 2016, the compensation committee determined that it would award cash incentive payments to executive officers at 47% of target levels outlined in the 2015 short-term incentive plan, based upon the company’s performance during 2015, resulting in cash incentive awards to Drs. Fattaey and Viner and Mr. Gray of $108,923, $69,468 and $67,774, respectively.

Our Compensation Program

The primary objectives of the compensation committee, with respect to executive officer compensation, are:

•	to attract and retain key executive officers critical to our long-term success;

•	to recognize and reward overall company performance and each executive officer’s individual performance and level of responsibility; and

•	to align our executive officers’ compensatory incentives with stockholder interests.

To achieve these objectives, the compensation committee seeks to set base salary and total cash compensation at approximately the 50th percentile of peer group company benchmarking data, and long-term incentive compensation between the 50th and the 75th percentile. In 2015, the compensation committee determined to set base salary and total cash compensation for our executive officers at levels that are between the 50th percentile and 75th percentile. The compensation committee also provided for long-term incentive compensation at approximately the 50th percentile for Mr. Gray and Dr. Viner, and approximately the 75th percentile for Dr. Fattaey.

Benchmarking Assessment for 2015 Compensation

Our compensation committee retained Towers Watson to serve as an independent outside consultant reporting directly to the compensation committee. Towers Watson was first retained by the compensation committee in October 2014 to provide advice to the committee regarding executive officer and director stock ownership guidelines, and in November 2014 to provide advice related to our proposal to increase the number of shares of common stock available under our Amended and Restated 2010 Plan. In January 2015, our compensation committee again retained Towers Watson to conduct a new benchmarking assessment of our executive officer compensation. The results of this benchmarking assessment were utilized by our compensation committee in setting 2015 compensation for our executive officers. The benchmarking assessment was based upon:

•

comparative compensation data for 16 companies in our industry that were recommended by Towers Watson and adopted by the compensation committee as appropriate peer companies based upon each company’s financial profile, market capitalization, state of development, and oncology focus; and

•	a review of executive officer compensation data for companies in the 2014 Radford Global Life Sciences Compensation Survey with fewer than 50 employees.

The peer group companies were as follows:

Agenus Inc.	MediciNova, Inc.
ArQule, Inc.	POZEN Inc.
BIND Therapeutics, Inc.	Rigel Pharmaceuticals, Inc.
Endocyte, Inc.	Sunesis Pharmaceuticals, Inc.
Five Prime Therapeutics, Inc.	Synta Pharmaceuticals Corp.
Geron Corporation	Threshold Pharmaceuticals, Inc.
GTx, Inc.	Verastem, Inc.
Immunomedics, Inc.	ZIOPHARM Oncology, Inc.

The elements of compensation included in the benchmarking assessment consisted of base salary, short-term annual incentive compensation opportunities, total cash compensation, the fair value of long-term incentive awards and actual total direct compensation for each of our executive officers as compared to the peer group companies. Towers Watson conducted a competitive analysis of compensation at the 25th, 50th, and 75th percentiles of the relevant data. The benchmarking assessment showed that our executive officers’ 2015 base salary and 2015 total cash compensation levels approximated the 50th percentile for our president and chief executive officer, and between the 50th and the 75th percentile for our chief financial and chief business officer and our chief medical officer when compared to the peer group companies. However, our executive officer base salaries and total cash compensation approximated the 75th percentile when compared to data within the 2014 Radford Global Life Sciences Compensation Survey with fewer than 50 employees. Long-term incentive compensation was between the 50th and 75th percentile when benchmarked against both the peer group companies and the 2014 Radford Global Life Sciences Compensation Survey with fewer than 50 employees.

In determining executive officer compensation, the compensation committee also considers the overall performance and financial condition of the company, as well as each individual executive officer’s performance in contributing to company performance. Additionally, the compensation committee considers the total number of shares available for future grant under our Amended and Restated 2010 Plan, as amended, when determining the size of stock awards to be granted to our executive officers.

Our corporate goals and objectives are established through a process that involves input by our board and all of our executive officers. Members of our management team then regularly report on progress toward the achievement of these goals during our periodic meetings of the board of directors.

Our president and chief executive officer evaluates the performance of each of the other executive officers at least once annually against established goals and objectives for such executive officer, and also takes into consideration each executive officer’s contribution to the achievement of company goals and objectives. These annual assessments are provided either orally or through a written review. The president and chief executive officer provides recommendations to the compensation committee for all elements of compensation of our other executive officers based upon these evaluations, and the compensation committee considers our chief executive officer’s assessments when determining compensation for such executive officers. The compensation committee evaluates the performance of the president and chief executive officer based upon its assessment of his performance, and this assessment is updated at periodic committee meetings, as well as through recommendations from the chairman of our board of directors. Our president and chief executive officer does not participate in the determination of his own compensation.

For a further discussion of the processes and procedures used by our compensation committee in considering and determining executive and director compensation, see “Executive Officer and Director Compensation Processes” beginning on page 17 of this proxy statement.

Elements of Compensation and Analysis of Compensation Payments

The elements of executive officer compensation generally consist of the following:

•	base salary;

•	short-term cash incentives;

•	stock option and restricted stock awards;

•	insurance, retirement and other employee benefits; and

•	change in control and severance benefits.

We do not have any formal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. The compensation committee, after considering information including company performance, individual executive officer performance, the financial condition of the company, benchmarking data, and other market compensation for executive officers at other similarly-sized biotechnology companies, determines what it believes to be the appropriate level and mix of the various compensation components.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. Base salaries for our executive officers are established based on the scope of their responsibilities, periodically taking into account competitive market compensation paid by other companies for similar positions, as well as the financial condition of the company. Base salaries are reviewed annually, and adjusted from time to time to reflect promotions and to realign salaries with market levels as appropriate. In 2015, the compensation committee determined that executive officer base salaries were between the 50th and 75th percentiles of the range of salaries for executive officers in similar positions with similar responsibilities at comparable companies.

2015 Base Salaries

In February 2015, the compensation committee increased base salaries for our executive officers for fiscal year 2015 as follows:

Name	2015 Base Salary	2014 Base Salary	Percentage Increase
Ali Fattaey, Ph.D.	$515,000	$475,000	8.4%
Michael P. Gray	$412,000	$400,000	3%
Jaye Viner, M.D.	$422,300	$410,000	3%

The compensation committee decided to increase the base salaries of our executive officers other than Dr. Fattaey by 3% of such executive officer’s 2014 base salary as a cost-of-living adjustment. In addition, the compensation committee increased Dr. Fattaey’s base salary to bring it in line with our peer group’s median base salary. The compensation committee considered Towers Watson’s January 2015 benchmarking data in determining the 2015 base salaries and concluded that the 2015 base salaries were within the compensation committee’s stated targets.

2016 Base Salaries

In January 2016, the compensation committee increased base salaries for Dr. Fattaey for fiscal year 2016 to $527,875 from his 2015 base salary of $515,000. Mr. Gray served as our chief financial officer and chief business officer until February 29, 2016 and Dr. Viner served as our chief medical officer until February 26, 2016. No changes in 2016 base salary were made for Mr. Gray or Dr. Viner.

Short-Term Cash Incentive Plans

Our compensation committee believes that allocating a meaningful amount of our executive officers’ total cash compensation to the achievement of objectives under short-term incentive plans is another way to align our executive officers’ interests with those of our stockholders. Accordingly, for both 2015 and 2016 our compensation committee implemented short-term incentive plans, referred to herein as cash incentive programs. Each cash incentive program sets forth specific objectives that, if achieved, result in short-term incentive cash compensation for our executive officers.

Each cash incentive program is designed to motivate our executive officers to achieve specified performance objectives for the respective fiscal year and to reward them for their achievement. To be eligible, an executive officer must (i) be designated by the compensation committee or independent board members as an eligible participant, (ii) have achieved an overall performance evaluation at a “meets expectations” or higher level within our evaluation framework, and (iii) be serving as an executive officer at the time the award is paid.

The compensation committee generally establishes categories of goals that are then further delineated into three levels of potential achievement: “Threshold,” “Target,” and “Maximum.” Cash incentive payments may be paid based upon the degree to which each category of corporate goals has been achieved on this continuum, if at all. For each of the categories, achievement of performance at the “Threshold” level results in a weighted payment of no less than 50% of the target amount, achievement of performance at the “Target” level results in a weighted payment equal to 100% of the target amount, and achievement of performance at the “Maximum” level results in a weighted payment of no more than 150% of the target amount.

The cash incentive programs are administered by the compensation committee. The compensation committee has the authority and discretion to modify performance goals under a cash incentive program and has the right to amend, modify or terminate a cash incentive program at any time.

2015 Short-Term Cash Incentive Plan

In April 2015, the compensation committee of the board of directors approved a 2015 short-term cash incentive program for executive officers, which was designed to motivate our executive officers to achieve specified performance objectives for fiscal year 2015.

Eligibility. As of the date of the adoption of the plan, the following named executive officers were eligible to participate in the 2015 cash incentive program: Ali Fattaey, Ph.D., Michael P. Gray and Jaye Viner, M.D.

Distribution. The awards generally are paid in cash. The compensation committee had sole discretion, however, to pay an award using a combination of cash and equity, or all equity. If the compensation committee determined that such payment was to be made in the form of equity, in whole or in part, the compensation committee had the sole discretion to determine the nature, amount and other terms of such equity award. Payment of the awards, if any, was to be made after the completion of fiscal year 2015 but no later than March 15, 2016.

Effect of Change in Control. In the event a change in control of the company was consummated on or before December 31, 2015, short-term incentive amounts would have been paid out at 100% of target upon such change in control.

The compensation committee established the following target short-term incentive payment amounts, referred to herein as target amounts, for each executive officer:

Designated Executive Officer	2015 Annual Base Salary	Target Incentive Compensation Payment as a Percentage of 2015 Annual Base Salary, Assuming Performance at the 100% Level
		(%)	($)
Ali Fattaey, Ph.D.	$515,000	45%	$231,750
Michael P. Gray	$412,000	35%	$144,200
Jaye Viner, M.D.	$422,300	35%	$147,805
Total	$1,349,300		$523,755

The compensation committee established three weighted categories of corporate goals for 2015. The three categories of corporate goals for 2015 related to the following:

•

the successful implementation of our clinical development plans, with a focus on initiation of new studies and progression of ongoing clinical trials of CUDC-907 and advancing programs under our collaboration with Aurigene;

•	the achievement of specified strategic corporate development initiatives; and

•	financial performance objectives, including cash management and capital objectives.

On January 19, 2016, the compensation committee approved the payment of short term cash incentive awards at 47% of the target amounts to each of the executive officers as follows:

Name	Total 2015 Cash Incentive Amount Paid	Percentage of 2015 Base Salary
Ali Fattaey, Ph.D.	$108,923	21.15%
Michael P. Gray	$67,774	16.45%
Jay Viner, M.D.	$69,468	16.45%

In determining the payment of short-term cash incentive awards at 47% of the target amounts to each of the executive officers, the compensation committee assessed each of the three weighted categories of corporate goals for 2015 and determined the percentage of target incentive compensation earned for each of these categories based on our actual accomplishments for 2015.

2016 Short-Term Cash Incentive Plan

In February 2016, the compensation committee approved a 2016 short-term cash incentive program for executive officers and determined that the following executive officers were eligible to participate: Ali Fattaey, Ph.D., Mani Mohindru, Ph.D. and David Tuck, M.D.

The compensation committee established the following target short-term incentive payment amounts, referred to herein as target amounts, for each executive officer:

Designated Executive Officer	2016 Annual Base Salary	Target Incentive Compensation Payment as a Percentage of 2016 Annual Base Salary, Assuming Performance at the 100% Level
		(%)	($)
Ali Fattaey, Ph.D.	$527,875	45%	$237,544
Mani Mohindru, Ph.D.	$375,000	30%	$112,500
David Tuck, M.D.	$375,000	30%	$112,500
Total	$1,277,875		$462,544

The compensation committee established certain weighted categories of corporate goals for 2016. The categories of corporate goals for 2016 generally relate to the following:

•

the successful implementation of our clinical development plans, with a focus on initiation of new studies, continued development toward Phase 1 clinical trials of CA-170, and progression of ongoing clinical trials of CUDC-907 and advancing programs under our collaboration with Aurigene;

•	the achievement of specified strategic corporate development initiatives; and

•	financial performance objectives, including cash management and capital objectives.

The distribution of awards under the 2016 short-term cash incentive program, if any, will be determined in the same manner as the distribution of awards under the 2015 short-term cash incentive program, as more fully described above. In the event of the consummation of a change in control of the company on or before December 31, 2016, short-term incentive amounts will be paid out at 150% of the target amounts upon such change in control.

Long-Term Incentive Program

The compensation committee believes that long-term value creation is achieved through an ownership culture that encourages performance by our executive officers through grants of stock and stock-based awards. We have established our stock compensation plans to provide our employees, including our executive officers, with incentives to help align employee interests with the interests of our stockholders. Our executive officers have been granted options that include both time-based and performance-based vesting terms. All value received by the recipient from a stock option is based on the growth of the stock price beyond the option exercise price. The compensation committee generally does not make grants of restricted stock awards to our executive officers, and no restricted stock awards were granted in 2015.

Stock Options

Our Amended and Restated 2010 Plan, as amended, permits the grant of various types of equity awards, including incentive and non-qualified stock options, to our employees, directors and consultants. The compensation committee reviews and approves stock option grants to all of our executive officers. Stock option grants are made to our executive officers at the commencement of their employment, and then are generally granted in annual supplements in conjunction with the review of the individual performance of our executive officers. Grants may also be made following a significant change in job responsibilities or to meet other special retention or performance objectives. The review and approval of stock option awards to executive officers is based upon an assessment of individual performance, a review of each executive officer’s existing long-term incentives and retention considerations. In appropriate circumstances, the compensation committee considers the recommendations of Dr. Fattaey, our chief executive officer (except with respect to his own compensation) and Mr. McNab, the chairman of our board of directors. Stock options are typically granted with an exercise price equal to the fair market value of our common stock on the date of grant and typically vest with respect to 25% of the shares underlying the award on the first anniversary of the grant date, and as to an additional 6.25% of the shares underlying the award in each subsequent quarter, based upon continued employment over a four-year period.

2015 Stock Option Grants

In January 2015, the compensation committee granted the following stock options pursuant to our Amended and Restated 2010 Plan to our executive officers:

Name	Number of Shares Underlying January 2015 Option Grants (1)
Ali Fattaey, Ph.D.	100,000
Michael P. Gray	100,000
Jaye Viner, M.D.	100,000

(1)	Such stock options have an exercise price equal to $1.94, the fair market value of our common stock on the date of grant, and shall become exercisable as to 25% of the shares underlying the award on the first anniversary of the grant date and as to an additional 6.25% of the shares underlying the award in each subsequent quarter, based upon continued employment over a four-year period.

In February 2015, the compensation committee granted the following stock options pursuant to our Amended and Restated 2010 Plan to our executive officers:

Name	Number of Shares Underlying February 2015 Option Grants (1)
Ali Fattaey, Ph.D.	900,000
Michael P. Gray	80,000
Jaye Viner, M.D.	80,000

(1)	Such stock options have an exercise price equal to $2.39, the fair market value of our common stock on the date of grant, and will vest and become exercisable as to 25% of the shares underlying the award on the first anniversary of the grant date, and as to an additional 6.25% of the shares underlying the award in each subsequent quarter, based upon continued employment over a four-year period.

2016 Stock Option Grants

In January 2016, the compensation committee granted Dr. Fattaey a stock option award of 1,000,000 shares pursuant to our Amended and Restated 2010 Plan. The value of this stock option grant was between 50th and 75th percentiles of value for the peer group established by Towers Watson in its January 2015 analysis. No stock option awards were made to Mr. Gray and Dr. Viner.

Restricted Stock Awards

Our Amended and Restated 2010 Plan permits the issuance of restricted stock awards to our employees, directors and consultants. The compensation committee generally does not make grants of restricted stock awards to our executive officers and no restricted stock awards were granted in 2015.

2010 Employee Stock Purchase Plan

Executive officers are eligible to participate in our 2010 employee stock purchase plan. The plan permits participant employees to purchase company stock through payroll deductions of up to 15% of total cash compensation. The price of the stock is 85% of the lower of the fair market value of the stock at the beginning or the end of the offering period. In 2015, none of our executive officers participated in the 2010 employee stock purchase plan.

Other Compensation – Employee Benefits

Our employees, including our executive officers, are entitled to various employee benefits such as medical and dental expense coverage, flexible spending accounts, various insurance programs, an employee assistance program, and paid time off. Executive officers are eligible to participate in our 401(k) retirement plan. Matching contributions to the 401(k) plan are at the discretion of the compensation committee of the board of directors.

Change in Control and Severance Payments

Each of our executive officers is party to an agreement or offer letter that obligates us to make payments to such executive officer in the event we terminate the executive officer’s employment without cause, or the executive officer resigns for good reason (as defined in the applicable agreement or offer letter). We believe that our severance program is aligned with other comparable biotechnology companies and provides our executive officers with income protection in the event of an unplanned separation from employment. In addition, we are also obligated to make payments to each of our executive officers in the event of a change in control. Our 2000 stock incentive plan and our Amended and Restated 2010 Plan, as amended, provide that, unless otherwise provided in the applicable award agreement, all plan participants, including our executive officers, are entitled to accelerated vesting of stock options and/or restricted stock awards upon certain events (including a change in control). In the event that a change in control occurs, 50% of the then-unvested options of each plan participant, including executive officers, would become immediately exercisable, and the restrictions underlying 50% of any restricted stock awards would lapse. To that extent, the arrangement is a so-called “single trigger” change in control arrangement because it provides for severance benefits immediately upon a change in control. In the event any executive officer is terminated within one year after a change in control without cause or resigns for good reason (each as defined in the applicable plan), then all remaining unvested stock options and restricted stock awards will become fully vested. To that extent, the arrangement is a so-called “double trigger” change in control arrangement because it provides for severance benefits in the event of a change in control, the first trigger, followed by an employment termination under specified circumstances, the second trigger. Our 2000 stock incentive plan and our Amended and Restated 2010 Plans, as amended, generally define a change in control as a merger by us with or into another company, or, a sale of all or substantially all of our assets. We provide for these change in control arrangements because we recognize that, as is the case with many publicly-held corporations, the possibility of a change in control of our company exists and such possibility, and the uncertainty and questions which it may raise among our executive officers, could result in the departure or distraction of executive officers to the detriment of our company and our stockholders. As a consequence, our compensation committee determined that it was necessary and appropriate to provide such change in control-related benefits to reinforce and encourage the continued employment and dedication of our executive officers without distraction or interference.

Our change in control and severance arrangements with our executive officers do not obligate us to make any additional payments to “gross-up” any compensation payable to such executive officers in order to offset income tax liabilities.

For a further description of the foregoing arrangements, see “Summary Compensation Table,” “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Stock Ownership Guidelines

Our compensation committee has considered whether or not to implement stock ownership guidelines for our executive officers and directors. The compensation committee engaged Towers Watson in October 2014 to review the then-current stock ownership of our executive officers and directors as well as to review stock ownership practices of our peer group companies. Towers Watson analyzed the recent proxy filings of 16 peer group companies (for more information on these peer group companies, see “Our Compensation Program”) to determine both the prevalence and design of executive stock ownership requirements. Of these 16 organizations, only two had adopted stock ownership guidelines. Towers Watson noted that all of our executive officers generally would have fulfilled competitive market levels of ownership when both common shares owned outright and vested in-the-money stock options were counted toward the guidelines. Given that current executive ownership levels already meet or exceed market standards, the compensation committee determined that it would not presently recommend the implementation of stock ownership guidelines.

Tax and Accounting Considerations

We account for equity compensation paid to our employees under the rules of FASB Codification Topic 718, which rules require us to estimate and record an expense over the service period of any such award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. To date, these accounting requirements have not impacted our executive compensation programs and practices.

Section 162(m) of the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief executive officer and our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The compensation committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the deduction limit when the compensation committee believes that such payments are appropriate and in the best interests of us and our stockholders, after taking into consideration changing business conditions and the performance of our employees.

Summary Compensation Table

The following table sets forth information regarding compensation earned by each of our named executive officers for the fiscal years ending December 31, 2015, 2014, and 2013.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($) (1)		Option Awards ($) (2)	All Other Compensation ($)		Total ($)
Ali Fattaey, Ph.D. President and Chief Executive Officer (4)	2015 2014 2013	515,000 464,231 366,154	108,923 190,335 91,695		2,187,150 819,395 801,440	10,600 81,794 72,234	(3) (3)(5) (3)(6)	$2,821,673 1,555,755 1,331,523

Michael P. Gray Chief Financial Officer and Chief Business Officer	2015 2014 2013	412,000 399,692 359,961	67,774 143,390 78,750		311,892 269,397 279,388	10,600 10,400 10,200	(3) (3) (3)	$802,266 822,879 728,299

Jaye Viner, M.D. Executive Vice President, Chief Medical Officer (7)	2015 2014 2013	422,300 409,731 142,788	69,468 146,991 111,464	(8)	311,892 269,397 1,035,375	10,600 10,400 5,712	(3) (3) (3)	$814,260 836,519 1,295,339

(1)	The amounts in this column reflect amounts paid to each of our named executive officers under the short-term cash incentive plans described in “Compensation Discussion and Analysis” above.
(2)	The amounts in this column reflect the aggregate grant date fair value of equity awards granted during the respective fiscal year, computed in accordance with FASB Codification Topic 718 and other relevant guidance, for awards pursuant to our Amended and Restated 2010 Plan, as amended. Assumptions used in the calculation of these amounts are included in footnote 5 to our audited financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the SEC on February 29, 2016.
(3)	Consists of 401(k) matching contributions made by us.
(4)	Dr. Fattaey has served as our president and chief executive officer since June 2, 2014 and served as president and chief operating officer from February 18, 2013 to June 1, 2014.
(5)	Of this amount, $71,394 represents reimbursed commuting expenses for Dr. Fattaey in 2014, and the remainder represents a 401(k) matching contribution made by us.
(6)	Of this amount, $62,699 represents reimbursed relocation and commuting expenses for Dr. Fattaey in 2013, and the remainder represents a 401(k) matching contribution made by us.
(7)	Dr. Viner commenced service as our executive vice president and chief medical officer on August 13, 2013.
(8)	Of this amount, $80,000 represents a signing bonus that was paid to Dr. Viner after her 90th day of employment.

Grants of Plan-Based Awards

The following table sets forth information regarding awards under our Amended and Restated 2010 Plan to our named executive officers during the fiscal year ended December 31, 2015.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh) (1)	Grant Date Fair Value of Stock and Option Awards (2)
Ali Fattaey, Ph.D.	01/26/2015	100,000	(3)	$1.94	$128,940
	02/09/2015	900,000	(4)	2.39	2,058,210
Michael P. Gray	01/26/2015	100,000	(3)	1.94	128,940
	02/09/2015	80,000	(4)	2.39	182,952
Jaye Viner, M.D.	01/26/2015	100,000	(3)	1.94	128,940
	02/09/2015	80,000	(4)	2.39	182,952

(1)	The closing price per share of our common stock on the Nasdaq Global Market on the date of grant.
(2)	The amounts shown in this column represent the total grant date fair value of each stock and option award as determined in accordance with FASB Codification Topic 718.
(3)	Such stock options vest and become exercisable as to 25% of the shares underlying the award on the first anniversary of the date of grant and as to an additional 6.25% of the shares underlying the award at the end of each three-month anniversary thereof until all of such shares underlying such award shall become exercisable, subject to continued service. Such stock options will expire 10 years from date of grant and in the event of a change in control, 50% of the then unvested options held by each executive officer, would become immediately exercisable. Under the terms of the Amended and Restated 2010 Plan, as amended, a change in control generally occurs in the event we merge with or into another company or we sell all or substantially all of our assets. In addition, under the terms of the Amended and Restated 2010 Plan, as amended, in the event an executive officer terminates his or her employment for good reason (as defined in the plan) or we terminate the executive officer without cause (as defined in the plan) within one year after a change in control, then all options held by the executive officer would become fully vested upon such termination.
(4)

Such stock options were approved by the compensation committee on February 9, 2015, provided that each such option would terminate and be forfeited if our stockholders did not approve an amendment to the Amended and Restated 2010 Plan to increase the number of shares authorized for issuance thereunder within 12 months of the grant date; and further provided that each such option would not be exercisable and no common stock would be issued thereunder before the approval of such amendment to the Amended and Restated 2010 Plan by our stockholders. On May 27, 2015, at our 2015 annual meeting of stockholders, our stockholders approved the amendment to the Amended and Restated 2010 Plan to increase the number of shares authorized for issuance thereunder. These options vest and become exercisable as to 25% of the shares underlying the option on February 9, 2016, and as to an additional 6.25% of the shares underlying the option at the end of each subsequent quarter thereafter, subject to continued service. These options will expire 10 years from date of grant. In the event of a change in control, 50% of the then unvested options held by each executive officer would become immediately exercisable. Under the terms of the Amended and Restated 2010 Plan, as amended, a change in control generally occurs in the event we merge with or into another company or we sell all or substantially all of our assets. In addition, under the terms of the Amended and Restated 2010 Plan, as amended, in the event an executive officer terminates his or her employment for good reason (as defined in the plan) or we terminate the executive officer without cause (as defined in the plan) within one year after a change in control, then all options held by the executive officer would become fully vested upon such termination.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We have entered into employment agreements with our named executive officers, as described below under “Employment Agreements” and “Indemnification of Executive Officers.”

Salary and payments pursuant to our short-term incentive plans accounted for approximately 36% of total compensation of the named executive officers for 2015, 54.6% of the total compensation of the named executive officers for 2014, and 34.3% of the total compensation of the named executive officers for 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by our named executive officers as of December 31, 2015.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date
Ali Fattaey, Ph.D.	—	900,000	—	$2.39	2/9/2025
	—	100,000	—	$1.94	1/26/2025
	75,000	125,000	400,000	$1.75	6/2/2024
	43,750	56,250	200,000	$3.09	2/18/2024
	275,000	125,000	—	$3.02	2/19/2023
Michael P. Gray	—	80,000	—	$2.39	2/09/2025
	—	100,000	—	$1.94	1/26/2025
	26,250	33,750	120,000	$3.09	2/18/2024
	85,937	39,063	—	$3.32	1/17/2023
	234,374	15,626	—	$4.52	1/05/2022
	125,000	—	—	$2.15	1/07/2021
	124,999	—	—	$2.27	2/02/2020
	180,000	—	—	$1.07	2/05/2019
	180,000	—	—	$1.43	1/25/2018
	300,000	—	—	$1.39	6/06/2017
	200,000	—	—	$1.57	5/31/2016
Jaye Viner, M.D.	—	80,000	—	$2.39	2/09/2025
	—	100,000	—	$1.94	1/26/2025
	26,250	33,750	120,000	$3.09	2/18/2024
	210,937	164,063	—	$4.11	8/27/2023

(1)	Such stock options will expire 10 years from date of grant. These stock options vest over a period of four years with 25% of the shares underlying the grant vesting on the first anniversary of the grant date and an additional 6.25% of the shares underlying the grant vesting at the end of each successive three-month period until the option is fully vested on the fourth anniversary of the grant date, subject to the continued employment of the executive officer. In the event of a change in control, 50% of the then unvested options would become immediately exercisable. Under the terms of the 2000 and Amended and Restated 2010 Plans, as amended, a change in control generally occurs in the event we merge with or into another company or we sell all or substantially all of our assets. In addition, under the terms of the 2000 and Amended and Restated 2010 Plans, as amended, in the event an executive officer terminates his or her employment for good reason (as defined in the plan) or we terminate the executive officer without cause (as defined in the plan) within one year after a change in control, then all options held by the executive officer would become fully vested upon such termination.
(2)	Represents performance-based stock options to purchase shares of common stock that vest and become exercisable, if at all, as to 25% of the shares underlying the option when our publicly-traded stock price has equaled or exceeded $6.00 per share for a period of 60 consecutive trading days, another 25% of the shares underlying the option when our publicly-traded stock price has equaled or exceeded $7.50 per share for a period of 60 consecutive trading days, another 25% of the shares underlying the option when our publicly-traded stock price has equaled or exceeded $9.00 per share for a period of 60 consecutive trading days, and the final 25% of the shares underlying the option when our publicly-traded stock price has equaled or exceeded $10.50 per share for a period of 60 consecutive trading days, provided in each case that the recipient continues to provide service on the applicable vesting date and, provided further that, in no event will this option vest in whole or in part on or after three years from the date of grant.

Employment Agreements

We are party to the following employment arrangements with our named executive officers.

Ali Fattaey, Ph.D.    On June 2, 2014, we entered into an employment agreement with Dr. Fattaey under which he serves as our president and chief executive officer, which superseded a prior employment agreement dated February 19, 2013, as amended, under which Dr. Fattaey served as our president and chief operating officer. The agreement is intended to comply with the applicable provisions of Section 409A of the Code. Dr. Fattaey’s 2015 base salary, which is subject to annual review by the board and/or compensation committee, was set at $515,000 per annum. Dr. Fattaey’ s agreement also provides for reimbursement of specified commuting expenses up to a maximum of $10,000, and specified expenses related to his tax preparation up to a maximum of $7,500, which was increased to $10,000 by the compensation committee in January 2016. Dr. Fattaey is entitled to participate in the our medical and other benefits program, and may be entitled to receive an annual bonus based on the achievement of specific objectives established by the board. Dr. Fattaey is also entitled to receive severance benefits under the agreement in the event of his termination without cause or for good reason (as defined in the agreement) and he is also entitled to receive certain payments if he is terminated within one year after a change in control. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination or Change In Control.” In addition, the agreement provides for certain indemnification provisions. For a description of such indemnification provisions, see “Indemnification of Executive Officers.”

Michael P. Gray.    On December 15, 2003, we entered into an employment agreement with Mr. Gray, as amended on October 31, 2006, October 27, 2008 and December 10, 2010. Mr. Gray ceased to serve as an officer of the company on February 29, 2016. In addition to his base salary, which was subject to annual review by the board and/or compensation committee, Mr. Gray was entitled to participate in our medical and other benefit programs and was entitled to receive an annual bonus based on the achievement of specific objectives established by the board, subject to the discretion of the board. Mr. Gray was also entitled to receive severance benefits under the agreement in the event of his termination without cause or for good reason (as defined in the agreement) and he was also entitled to receive certain payments if he was terminated within one year after a change in control. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination or Change In Control.” In addition, the agreement provided for certain indemnification provisions. For a description of such indemnification provisions, see “Indemnification of Executive Officers.”

Jaye Viner, M.D.    On August 13, 2013, Dr. Jaye Viner was appointed our executive vice president and chief medical officer and on August 28, 2013, we entered into an employment agreement with Dr. Viner. Dr. Viner ceased to serve as an officer of the company on February 26, 2016. In addition to her base salary, which was subject to annual review by the board and/or compensation committee, Dr. Viner’s agreement also provided for a one-time signing bonus of $80,000, which was paid after her 90th day of employment with the company, and reimbursement for reasonable interim commuting expenses incurred, as approved by company, for a period not to exceed nine months from the commencement of her employment with the company. Dr. Viner was entitled to participate in the our medical and other benefits program, and was entitled to receive an annual bonus based on the achievement of specific objectives established by the board, subject to the board’s discretion. Dr. Viner was also entitled to receive severance benefits under the agreement in the event of her termination without cause or for good reason (as defined in the agreement) and she was also entitled to receive certain payments if she was terminated within one year after a change in control. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination or Change In Control.” In addition, the agreement provided for certain indemnification provisions. For a description of such indemnification provisions, see “Indemnification of Executive Officers.”

Indemnification of Executive Officers

Our certificate of incorporation provides indemnification of our executive officers for any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action or claim by or in the right of the company) by reason of the fact that such person serves as an executive officer, to the maximum extent permitted by the General Corporation Law of Delaware. The certificate of incorporation further provides that executive officers may be entitled to additional indemnification, under any agreement or vote of the directors.

Each of our executive officer employment agreements also provides that we will indemnify each such executive officer for claims arising in his or her capacity as our executive officer, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests. With respect to any criminal proceeding, the executive officer must have no reasonable cause to believe that the conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the executive officer if the executive officer is found liable to us, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case the executive officer is fairly and reasonably entitled to be indemnified. In the event that we do not assume the defense of a claim against the executive officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us. We will require that any successor to our business assumes and agrees to perform our obligations under the indemnification provisions.

In connection with our indemnification obligations we have and intend to maintain director and officer liability insurance, if available.

Potential Payments Upon Termination or Change in Control

Each of the above-described employment agreements with our executive officers provides that in the event we terminate the executive officer’s employment without cause or if the executive officer resigns for good reason (each as defined in the agreements), or if the executive officer is terminated within twelve months after a change in control of the company, the executive officer will receive: (1) continuation of his or her then base salary or a portion thereof for the periods and amounts described in the table below, and (2) payment of a portion of the executive officer’s COBRA premiums, which is calculated as the difference between the COBRA premium and the amount paid by the employee for medical/dental insurance, for the periods and amounts described in the table below. In order for our executive officers to receive these severance payments, the executive officer must execute a general release of all claims against the company, its employees, officers, directors and agents in a form acceptable to us.

Pursuant to the terms of Mr. Gray’s employment agreement, if Mr. Gray was considered a “specified employee” on the date of his termination within the meaning of Section 409A(a)(2)(B)(i) of the Code, and any payments to be paid or provided to such executive officer constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, then the severance and benefit payments per the table below would be delayed by a period of six months and will be paid in a lump sum in the seventh month following the date of termination. Pursuant to the terms of their employment agreements, if either of Drs. Fattaey or Viner were considered a “specified employee” on the date of his or her termination, then his or her severance and benefit payments would be paid within the short-term deferral period, which means the period ending on the later of the 15th day of the third month following the end of the employee’s tax year in which such employee’s separation from service occurs and the 15th day of the third month following the end of our tax year in which such employee’s separation from service occurs, and shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A of the Code. If Dr. Fattaey’s or Dr. Viner’s severance and benefit payments were not paid within the short-term deferral period then such payments will be delayed by a period of six months and will be paid in a lump sum in the seventh month following the date of termination.

Pursuant to the terms of our 2000 stock incentive plan and our Amended and Restated 2010 Plan, as amended, unless otherwise provided in the applicable award agreement (such as is the case with respect to the performance-based options granted to our executive officers in 2014), at the time of a change in control, 50% of the then-unvested options to purchase our common stock held by each plan participant, including executive officers, would become immediately exercisable and the forfeiture restriction on all outstanding restricted stock awards would lapse with respect to 50% of the number of shares that otherwise would have first become free from such forfeiture restrictions after the date of the change in control. In addition, in the event an executive officer terminates his or her employment for good reason (as defined in the applicable plan) or we terminate the executive officer without cause (as defined in the applicable plan) within one year after such change in control, then all remaining unvested options and restricted stock held by the executive officer would become fully vested and/or free of all forfeiture restrictions, as applicable.

The table below sets forth the estimated benefits provided to each of our named executive officers, upon a termination event described above, assuming such termination event occurred on December 31, 2015, the last day of our most recently completed fiscal year.

Name	Severance Term in Months	Severance Upon Termination ($)	Value of Equity Acceleration (1)	Benefits Upon Termination ($)	Total Benefits
Ali Fattaey, Ph.D. President and Chief Executive Officer	Twelve	$515,000	$587,000	$—	$1,102,000

Michael P. Gray Chief Financial Officer and Chief Business Officer (2)	Six	$206,000	$69,300	$7,183	$282,483

Jaye Viner, M.D. Executive Vice President and Chief Medical Officer (3)	Six	$211,150	$69,300	$2,706	$283,156

(1)	Represents the value of that portion of each named executive officer’s in-the-money stock options that would accelerate upon a change in control, assuming such change in control occurred on December 31, 2015, after deducting the exercise price and based upon the $2.91 closing price of our common stock on the Nasdaq Global Market on December 31, 2015. As noted above, pursuant to the terms of our stock incentive plans, unless otherwise provided in the applicable award agreement, at the time of a change in control, 50% of the then-unvested options become immediately exercisable. In addition, in the event an executive officer terminates his or her employment for good reason (as defined in the applicable plan) or we terminate the executive officer without cause (as defined in the applicable plan) within one year after such change in control, then all remaining unvested options held by the executive officer would become fully vested and/or free of all forfeiture restrictions, as applicable. Assuming that such termination was to occur within one year after a change of control, the total value of accelerated in-the-money stock options would be as follows: Dr. Fattaey, $1,174,000; Mr. Gray, $138,600; and Dr. Viner, $138,600.
(2)	Mr. Gray ceased to serve as an officer of the company on February 29, 2016
(3)	Dr. Viner ceased to serve as an officer of the company on February 26, 2016.

Director Compensation Table

The following table sets forth a summary of the compensation earned by or paid to our non-employee directors in 2015:

Name	Fees Earned or Paid In Cash($)		Option Awards ($) (1) (2)	All Other Compensation ($)		Total ($)
Martyn D. Greenacre	$53,750		$32,235	$—		$85,985
Kenneth I. Kaitin, Ph.D.	46,500		32,235	—		78,735
Robert E. Martell, M.D., Ph.D.	43,000		32,235	—		75,235
James R. McNab, Jr.	135,000	(3)	109,599	35,189	(4)	279,788
Daniel R. Passeri	112,000	(5)	32,235	204,300	(6)	348,535
Kenneth J. Pienta, M.D.	43,500		32,235	35,055	(7)	110,790
Marc Rubin, M.D.	45,000		32,235	—		77,235
James R. Tobin (8)	40,353		32,235	—		72,588

(1)	The amounts in this column reflect the grant date fair value of awards made to such individual in accordance with FASB Codification Topic 718 and other relevant guidance, excluding forfeitures, for awards in 2015 pursuant to our Amended and Restated 2010 Plan, as amended, Assumptions used in the calculation of these amounts are included in footnote 5 to our audited financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the SEC on February 29, 2016.
(2)	At December 31, 2015, each of our non-employee directors held options to purchase shares of our common stock as follows:

Director	Aggregate Number of Stock Options
Martyn D. Greenacre	245,000
Kenneth I. Kaitin, Ph.D.	245,000
Robert E. Martell, M.D., Ph.D.	150,000
James R. McNab, Jr.	425,000
Daniel R. Passeri	2,639,900
Kenneth J. Pienta, M.D.	192,188
Marc Rubin, M.D.	175,000
James R. Tobin	127,638

(3)	On June 1, 2005, we entered into an agreement with Mr. McNab relating to his service as chairman of the board of directors. As chairman of the board of directors, Mr. McNab receives a cash payment of $10,000 per month plus board attendance fees.
(4)	Consists of payments made by us to reimburse the cost of Mr. McNab’s annual health insurance expense.
(5)	Consists of an annual cash retainer of $100,000 paid to Mr. Passeri in 2015 in consideration for his services as vice chairman of our board of directors plus board attendance fees.
(6)	Represents fees paid to Mr. Passeri for his services as a consultant in the areas of intellectual property, corporate and strategic matters, among others. See “Related Person Transactions”.
(7)	Represents the annual cash retainer paid to Dr. Pienta in 2015 in consideration for his services as chairman of our scientific and clinical advisory board, which expired in September 2015.
(8)	James Tobin resigned on November 4, 2015.

Non-employee directors receive an initial stock option grant upon election to the board and an annual stock option grant each year thereafter. Stock option awards made upon initial election to the board are made for 25,000 shares of common stock, vest and become exercisable as to 25% of the shares underlying the award upon the first anniversary of the date of grant and as to 6.25% of the remaining shares underlying the award upon each three-month period thereafter until all of such shares have vested, subject to the director’s continued service, have a term of ten years and are granted at fair market value on the date of grant.

Annual stock option awards to our non-employee directors, other than the chairman of the board, are made for 25,000 shares of common stock, vest and become exercisable as to 1/12 of the shares underlying the award on a monthly basis until all of such shares have vested, subject to the director’s continued service, have a term of ten years and are granted at fair market value on the date of grant. Annual stock option awards to the chairman of the board are made for 85,000 shares of common stock and are subject to the same vesting, terms and conditions as the annual stock option awards to our non-employee directors.

Non-employee directors, other than Mr. McNab and Mr. Passeri, received an annual cash retainer of $25,000 in 2015. Mr. McNab receives an annual cash retainer of $120,000 and Mr. Passeri receives an annual cash retainer of $100,000. Non-employee directors who serve as committee chairpersons of the nominating and corporate governance committee, the compensation committee, or the science and technology committee receive an additional $5,000 payment for such committee chairperson services. Non-employee directors who serve as the committee chairperson of the audit committee receive an additional payment of $10,000 for such committee chairperson services. Directors are paid additional cash compensation in the amount of $1,500 for each board or committee meeting attended in person and $750 for telephonic meetings. In addition, directors are reimbursed for reasonable out-of-pocket expenses that are incurred due to attendance at board or committee meetings. Directors who are our employees are not compensated for their attendance at board or committee meetings.

Indemnification of Directors

Our certificate of incorporation provides indemnification of our directors for any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action or claim by or in the right of the company) by reason of the fact of that such person serves as a director, to the maximum extent permitted by the General Corporation Law of Delaware. The certificate of incorporation further provides that directors may be entitled to additional indemnification, under any agreement or vote of the directors.

We have entered into indemnification agreements with each of our non-employee directors. The indemnification provisions apply to each such director and state that we will indemnify him for claims arising in his capacity as our director, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests. With respect to any criminal proceeding, the director must have no reasonable cause to believe that the conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the director if the director is found liable to us, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case, the director is fairly and reasonably entitled to be indemnified. In the event that we do not assume the defense of a claim against the director, we are required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by us. We will require that any successor to our business assumes and agrees to perform our obligations under the indemnification provisions.

In connection with our indemnification obligations we have and intend to maintain director and officer liability insurance, if available on reasonable terms. See “Indemnification of Executive Officers” for a discussion of our indemnification arrangements with Dr. Fattaey.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2015 regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by security holders	13,290,624	$2.60	8,805,905
Equity compensation plans not approved by security holders	—	—	—

Total	13,290,624	$2.60	8,805,905

(1)	Comprised of 8,684,409 shares available for grant under the Amended and Restated 2010 Plan, as amended, and 121,496 shares available for sale under the 2010 Employee Stock Purchase Plan. The 2010 Employee Stock Purchase Plan was approved by our stockholders in June 2010. The 2010 Stock Incentive Plan was approved by our stockholder in June 2010 and the Amended and Restated 2010 Plan, was approved by our stockholders in May 2013, and an amendment to increase the number of shares authorized for issuance thereunder was approved by our stockholders in May 2015.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2015, the members of our compensation committee were Dr. Kaitin, Dr. Martell and Mr. Tobin. In November 2015, Mr. Tobin resigned from our board of directors and Dr. Rubin was appointed chairman of the compensation committee.

During the fiscal year ended December 31, 2015, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that had one or more of its executive officers serving as a member of our board of directors or our compensation committee.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis, required by Item 402(b) of Regulation S-K with Curis’ management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the compensation committee of our board of directors.

Marc Rubin (Chair)

Kenneth I. Kaitin

Robert E. Martell

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since April 26, 2002. Although stockholder approval of the audit committee’s selection of PricewaterhouseCoopers LLP is not required by law, the board and the audit committee believe that it is advisable to give stockholders an opportunity to ratify this selection. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the audit committee will reconsider the matter. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she so desires.

Board Recommendation

OUR BOARD OF DIRECTORS BELIEVES THAT THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS CURIS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016 IS IN THE BEST INTERESTS OF CURIS AND OUR STOCKHOLDERS AND THEREFORE, RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

OTHER MATTERS

The board knows of no other business that will be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote, or otherwise act, in accordance with their best judgment on such matters.

Stockholder Proposals for 2017 Annual Meeting

Any proposal that a stockholder of Curis wishes to be considered for inclusion in our proxy statement and proxy for the 2017 annual meeting of stockholders, including with respect to the nomination of directors, must be submitted to our secretary at our offices, 4 Maguire Road, Lexington, MA 02421, no later than December 6, 2016.

If a stockholder of Curis wishes to present a proposal at the 2017 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy, including with respect to the nomination of directors, such stockholder must also give written notice to our secretary at the address noted above. The secretary must receive such notice not less than 60 days nor more than 90 days’ prior to the 2017 annual meeting; provided that, in the event that less than 70 days’ notice or prior public disclosure of the date of the 2017 annual meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. The date of our 2017 annual meeting has not yet been established, but assuming it is held on May 17, 2017, in order to comply with the time periods set forth in our by-laws, appropriate notice for the 2017 annual meeting would need to be provided to our secretary no earlier than February 16, 2017, and no later than March 18, 2017. If a stockholder fails to provide timely notice of a proposal to be presented at the 2016 annual meeting, the proxies designated by the board will have discretionary authority to vote on any such proposal.

Solicitation of Proxies

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on our review of copies of reports filed by the reporting persons furnished to us, we believe that during the fiscal year ended December 31, 2015, the reporting persons complied with all Section 16(a) filing requirements.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or our 2015 annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document if you write or call us at the following address or telephone number: 4 Maguire Road, Lexington, MA 02421, Attention: Secretary, (617) 503-6500. If you want separate copies of the proxy statement and 2015 annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

CURIS, INC. 4 MAGUIRE ROAD LEXINGTON, MA 02421

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 16, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 16, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M98771-P72090                 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CURIS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Class II Directors	☐	☐	☐
Nominees:
01) Robert E. Martell 02) Daniel R. Passeri 03) Marc Rubin
The Board of Directors recommends you vote FOR proposal 2.						For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

CURIS, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held May 17, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND

SHOULD BE RETURNED AS SOON AS POSSIBLE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

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M98772-P72090

CURIS, INC.

Annual Meeting of Stockholders

May 17, 2016 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement therefore, and revoking all prior proxies, hereby appoint(s) Ali Fattaey and Mani Mohindru, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of Curis, Inc. (the “Company”) to be held on Tuesday, May 17, 2016, at 10:00 a.m. local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and any adjournments thereof, and there to vote and act upon the following matters proposed by the Company in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present. None of the following proposals is conditioned upon the approval of any other proposal. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND A VOTE “FOR” PROPOSAL 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side